Exhibit 1


                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS
                                      AND
                             SUPPLEMENTAL SCHEDULE

                 For the Years Ended December 31, 2007 and 2006

                                      with
             Report of Independent Registered Public Accounting Firm

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                                TABLE OF CONTENTS

                           December 31, 2007 AND 2006

--------------------------------------------------------------------------------


Report of Independent Registered Public Accounting Firm........................1

Statements of Net Assets Available for Benefits................................2

Statement of Changes in Net Assets Available for Benefits......................3

Notes to Financial Statements..................................................4

Supplemental Schedule:

     Schedule H, Line 4i:  Schedule of Assets (Held at End of Year)...........14

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Plan Administrator and Plan Participants Atlantic American Corporation 401(k) Retirement Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information listed in the index is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. The supplemental information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                             GIFFORD, HILLEGASS & INGWERSEN, LLP
June 19, 2008
Atlanta, Georgia

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                           December 31, 2007 and 2006

--------------------------------------------------------------------------------




                                                 2007                2006
                                          ------------------  ------------------

Investments, at fair value (Note 3)
     Common/collective trusts               $      1,418,329  $        2,430,200
     Employer securities                             644,605           1,310,348
     Registered investment companies              10,033,157           8,043,319
     Participant loans                                69,535             140,649
                                           -----------------  ------------------

      TOTAL INVESTMENTS                           12,165,626          11,924,516

Employer contribution receivable                         -0-              18,443
                                           -----------------  ------------------

        NET ASSETS AVAILABLE
           FOR BENEFITS                     $     12,165,626  $       11,942,959
                                           ==================  =================






   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                December 31, 2007

--------------------------------------------------------------------------------





Additions to Net Assets
  Contributions:
         Participants                                          $         812,713
         Company                                                         489,743
         Rollover                                                         20,442
                                                               -----------------

              TOTAL CONTRIBUTIONS                                      1,322,898

     Interest and dividend income                                        422,781

     Net depreciation in fair market value of investments (Note 3)     (164,412)
                                                               -----------------

              TOTAL ADDITIONS TO NET ASSETS                            1,581,267

Deductions from Net Assets
     Benefit payments to participants                                  1,351,693
     Fees                                                                  6,907
                                                               -----------------

              TOTAL DEDUCTIONS                                         1,358,600
                                                               -----------------

Net Increase                                                             222,667


Net Assets Available for Benefits at Beginning of Year                11,942,959
                                                               -----------------

Net Assets Available for Benefits at End of Year               $      12,165,626
                                                               =================





   The accompanying notes are an integral part of these financial statements.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006

NOTE 1-DESCRIPTION OF THE PLAN

The following description of the Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") provides only general information. Participating members ("Participants") should refer to the Plan document for a more complete description of the Plan's provisions. Information with regard to eligibility, contributions, distributions, vesting, withdrawals, restoration, loans, fund redistribution, and definitions of all terms are contained in that document.

General: The Plan is a defined contribution plan available to all U.S. employees of Atlantic American Corporation (the "Company"). All employees of the Company, except collective bargaining employees, nonresident aliens, and leased employees are eligible to participate and are automatically enrolled, effective on the date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

Plan Administration: As of December 3, 2007, Wachovia Bank, National Association (the "Trustee") became the Trustee of the Plan and has custodial responsibility for the Plan's assets, including the authority and power to, among other things, invest the principal and income of the Plan's assets. Prior thereto, the Trustee of the Plan was Merrill Lynch Trust Company FSB.

Contributions: Eligible employees automatically become a participant and are enrolled into the Plan at a 3% deferral rate on their date of hire. At any time, a participant may stop his or her contribution or change his or her deferral percentage in 1% increments up to 50% of his or her annual compensation, as defined by the Plan, subject to certain limitations under the Internal Revenue Code (the "Code"), and elect to contribute into any of the investment funds offered by the Plan. Participant pre-tax limitations were limited to $15,500 for 2007 and $15,000 for 2006.

Participants may also contribute amounts representing distributions from other qualified benefit plans. These contributions are classified as rollover contributions in the statement of changes in net assets available for benefits. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions to the Plan. The maximum individual catch-up contribution amount for both 2007 and 2006 was $5,000.

The Company provides a matching contribution equal to a certain percentage of each participant's contributions. For the years ended December 31, 2007 and 2006, the Company's matching contribution equaled 50% of each participant's tax deferred contribution up to 6% of eligible compensation. All Company matching contributions are in Company common stock. The Company may also elect to make additional discretionary matching and/or profit sharing contributions. The Company made a special profit sharing contribution of $242,262 during 2007.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2007 and 2006



NOTE 1--DESCRIPTION OF THE PLAN--Continued

Vesting: Participants are always fully vested in their own contributions. Each participant becomes vested in the Company contributions based on years of continuous service. The vesting percentage for the Company matching contributions are as follows:


Years of service:
         Less than one                              0%
         One                                       20%
         Two                                       40%
         Three                                     60%
         Four                                      80%
         Five                                     100%


In addition, participants become fully vested upon retirement, death, or disability.

Benefits: Upon termination of service due to death, disability, retirement, or separation from service, a participant or his or her beneficiary with a vested balance greater than $5,000 may elect to receive an amount equal to the value of the participant's vested interest in his or her account. The form of payment, selected by the participant or his or her beneficiary, is either a lump-sum distribution, an annuity to be paid in monthly installments over a fixed number of years, or a direct rollover into a qualified retirement plan or individual retirement account. Terminated participants with a vested balance less than $5,000 will be automatically distributed after termination.

Participant Accounts: Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's investment income
(loss). Allocations of income (loss) are based on the proportion that each participant's account balance bears to the total of all participant account balances and their investment elections.

Investment Options: Participants may direct their contributions and any related earnings into several investment options in 1% increments. Participants may change their investment elections at any time. The participants in the Plan can invest in any of the following investment options:

     Atlantic American Stable Value Fund - seeks to provide rates of return greater than three-month Treasury bills while maintaining a relatively stable principal value.


     Core Bond Fund - seeks to maximize total return through a combination of current income and capital growth. The fund normally invests at least 80% of assets in U.S. dollar-denominated investment grade debt securities, including debt securities issued

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006



NOTE 1--DESCRIPTION OF THE PLAN--Continued



     or guaranteed by the U.S. Treasury or by an agency or instrumentality of the U.S. government, corporate bonds, mortgage-backed securities, asset-backed securities, and other income producing securities. It intends to limit duration to a two-year minimum and a six-year maximum while the dollar-average weighted maturity is expected to be longer than the average duration.

     Fidelity Puritan Fund - seeks income and capital growth consistent with reasonable risk. The fund invests 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities, when its outlook is neutral. It invests at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock). The fund also invests in domestic and foreign issuers and in Fidelity's central funds.

     AllianceBernstein Retirement Strategy Funds - seek the highest total return over time consistent with asset mix. The funds invest in a combination of portfolios of the AllianceBernstein pooling portfolios representing a variety of asset classes and investment styles. The asset mix becomes more conservative each year until reaching the year approximately fifteen years after the target year, at which time the asset allocation mix will become static. The static allocation of the asset mix is 27.5% short- duration bonds, 37.5% fixed-income securities and 35% equities.

     Allianz NFJ Dividend Value Fund - seeks to provide long-term growth of capital and income. The fund normally invests at least 80% of net assets in equity securities that pay or are expected to pay dividends. The fund invests a significant portion of assets in common stocks of companies with market capitalizations greater than $2 billion. It may also invest a portion of assets in non-U.S. securities, including emerging market securities.

     Enhanced Stock Market Fund of Wachovia - seeks to provide a total rate of return equal to or exceeding that of the S&P 500 market index.

     T. Rowe Price Blue Chip Growth Fund - seeks long-term growth of capital; income is secondary. The fund will normally invest at least 80% of assets in the common stocks of large and medium-sized blue chip growth companies. These are firms that are well established in their industries and have the potential for above-average earnings growth. It focuses on companies with leading market position, seasoned management and strong financial fundamentals. While the fund invests most assets in U.S. common stocks, it may also purchase other securities including foreign stocks, futures and options.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006



NOTE 1--DESCRIPTION OF THE PLAN--Continued

     Columbia Mid Cap Value Fund - seeks to provide long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of U.S. companies whose market capitalizations are within the range of the companies within the Russell MidCap Value Index and that are believed to have the potential for long-term growth of capital.

     Vanguard Midcap Index Fund - seeks to trace the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Mid Cap 450 index, a broadly diversified index of the stocks of medium-size U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

     AIM Dynamics Fund - seeks long-term capital growth. The fund normally invests at least 65% of assets in equity securities of mid-capitalization companies. These companies are included in the Russell MidCap Growth Index at the time of purchase. The fund may also invest in preferred stocks, convertible securities and bonds.

     AllianceBernstein International Value Fund - seeks long-term growth of capital. The fund invests primarily in a diversified portfolio of equity securities of established companies selected from more than 40 industries and more than 40 developed and emerging market countries. It normally invests in companies in at least three countries other than then United States. These countries currently include the developed nations in Europe and the Far East, Canada, Australia and emerging countries worldwide.

     Putnam International Capital Opportunities Fund - seeks long-term capital appreciation. The fund normally invests in common stocks of companies outside the United States that are believed to have favorable investment potential. It primarily invests in equities of small-to mid-capitalization issuers; however, it can invest in companies of any size. The fund may also invest in securities issued in both developed and emerging markets.

     Oppenheimer Global Opportunities Fund - seeks capital appreciation, consistent with preservation of principal, while providing current income. The fund may invest in equities and fixed-income securities. It may invest without limit in foreign securities and normally maintains investments in at least three foreign countries. The fund may invest up to 25% of assets in bonds rated below investment-grade. It may invest up to 10% of assets in warrants or rights.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006


NOTE 1-DESCRIPTION OF THE PLAN-Continued

     Columbia Small Cap Value Fund - seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of U.S.
     companies in the range as the Russell 2000 value index and that are believed to be undervalued and have the potential for long-term growth of capital. It may invest up to 20% of total assets in foreign securities.

     Vanguard Small Cap Index Fund - seeks to track the performance of a benchmark index that measures the investment return of small capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Small Cap 1750 index, a broadly diversified index of the stocks of smaller U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

     Baron Growth Fund - seeks capital appreciation. The fund invests primarily in common stocks of smaller growth companies selected for their capital appreciation potential. It considers a small sized company as one having a market value of under $2.5 billion at the time of purchase. The management seeks to purchase securities that are expected to increase in value 100% in four years and then double again in the following four or five years.

     Atlantic American Corporation Common Stock Fund - is comprised of Atlantic American common stock and a small percentage of cash to allow for daily transfers in and out of the Fund. Fund performance will differ from the actual performance of Atlantic American common stock because of the cash held in the Fund for liquidity purposes.

Forfeitures: Amounts forfeited from non-vested accounts are used to reduce future employer contributions. Forfeitures of $25,461 were used in 2007 to reduce employer contributions. At December 31, 2007, $41,697 was available to be used in the future.

Participant Loans: Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms range from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants' account balances and bear interest at the prime rate of interest on the date of the loan plus 1%. Principal and interest are paid ratably through payroll deductions.

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006



NOTE 1-DESCRIPTION OF THE PLAN-Continued


Specified Hardship Withdrawals: Upon written application by a participant for a specified hardship withdrawal and approval by the plan administrator, the participant may withdraw from his or her fund accounts. Such withdrawal may be made only upon the express determination that it is necessary to prevent a severe financial hardship to such participant and specific to the following events: expenses for medical care; costs directly related to the purchase of a principal residence; payment of tuition and related educational fees; and to prevent eviction from a principal residence or foreclosure on the mortgage of a principle residence. A participant who has made a specified hardship withdrawal may include any amounts necessary to pay and federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; shall make no more than one withdrawal during any calendar quarter; and shall incur a mandatory suspension of all contributions for twelve months after such withdrawal.

Administrative Expenses: The Company pays certain administrative expenses of the Plan. Trustee fees are paid by the Plan. Fees resulting from individual participant transactions, such as loan origination and benefit payments, or certain investment elections, are paid by the participant and are included in the fee amount on the statement of changes in net assets available for benefits.

NOTE 2-ACCOUNTING POLICIES

Use of Estimates and Basis of Accounting: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position (FSP) AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The plan invests in investment contracts through a collective trust. The fair value of the collective trusts approximates contract value as of December 31, 2007 and 2006.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006

NOTE 2-ACCOUNTING POLICIES-Continued

Investment Valuation and Income Recognition: The plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of registered investment companies are valued at the net asset value of shares held by the plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value. The plan's interest in the common/collective trusts is valued based on information reported by the investment advisor using the audited financial statements of the trusts at year-end.

Purchases and sales of securities are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on an accrual basis.

Investment securities, in general, are exposed to various risks, including interest rate, credit, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the statements of net assets available for benefits.

New Accounting Pronouncements: In September 2006, the FASB issued Statement on Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurement. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of SFAS 157 will have a material impact on the financial statements.

Net Appreciation (Depreciation): Net realized gains (losses) and unrealized appreciation (depreciation) are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation (depreciation) in fair market value of investments.

Payment of Benefits: Distributions to participants are recorded when payment is made.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                            December 31, 2007 and 2006

NOTE 3-INVESTMENTS

The fair market values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 2007 and 2006 are as follows:




                                                                                         2007                  2006
                                                                                         ----                  ----

Enhanced Stock Market Fund of Wachovia                                                $  777,037             $       -
Evergreen Core Bond Fund                                                               1,512,075                     -
Allianz NFJ Dividend Value Fund                                                        1,077,835                     -
Columbia Mid Cap Value Fund                                                              644,191                     -
T. Rowe Price Blue Chip Growth Fund                                                    1,945,464                     -
Baron Growth Fund                                                                      1,133,812               944,092
Fidelity Puritan Fund                                                                  1,713,806                     *
AIM Dynamics Fund                                                                      1,198,824                     *
Atlantic American Corporation Common Stock Fund                                          644,604             1,310,348
Atlantic American Stable Value Fund                                                      641,292                     -
INVESCO Stable Value Trust                                                                     -             1,492,454
American Funds American Balanced Fund                                                          -               730,235
Janus Twenty Fund                                                                              -               704,311
INVESCO 500 Index Trust                                                                        -               644,402
Janus Mid Cap Value Fund                                                                       -               611,630
American Funds Growth Fund of America                                                          -               599,794

*not greater than 5% at December 31


Net appreciation in fair market value of investments by major investment type for the year ended December 31, 2007 is as follows:

Employer securities - Common stock                            $        (588,979)
Registered investment companies                                          353,600
Common collective trusts                                                  70,967
                                                           ---------------------

                                                              $        (164,412)
                                                           =====================

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2007 and 2006

NOTE 4-NONPARTICIPANT-DIRECTED INVESTMENTS

Information about the net assets as of December 31, 2007 and 2006 and the significant components of the change in net assets for the years then ended relating to the Company's common stock (nonparticipant-directed investments) is as follows:


                                                                                         2007                2006
                                                                                         ----                ----
Net Assets:
     Common Stock - Atlantic American Corporation                                $      121,190      $      288,044
                                                                                 ===============     ===============

Changes in Net Assets:
     Contributions - employer / other receipts                                   $      120,608      $      107,910
     Net depreciation in fair value of common stock                                    (106,042)             17,661
     Benefits paid to partially vested former
         employees                                                                      (21,645)           (24,602)
     Transfers to participant-directed investments                                     (159,775)           (60,613)
                                                                                 ---------------     ---------------
     Total activity                                                              $     (166,854)     $       40,356
                                                                                 ===============     ===============

NOTE 5-TAX STATUS

The Plan uses a prototype Plan document sponsored by Wachovia Bank, NA ("Wachovia"). Wachovia received an opinion letter from the Internal Revenue Service ("IRS"), dated August 30, 2001, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan's management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan's financial statements.

NOTE 6-PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their accounts as of the termination date.

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2007 and 2006


NOTE 7-PARTY-IN-INTEREST TRANSACTIONS

The Plan held 409,309 and 442,685 shares of Atlantic American Corporation (the Plan Sponsor) as of December 31, 2007 and 2006 in the Atlantic American Stock Fund. The fund invests in Atlantic American stock and money market funds with a fair value of $644,605 and $1,310,348, respectively.

Princeton Retirement Group was the recordkeeper for the Plan through December 3, 2007 and, as such, qualifies as a party-in-interest. Certain plan investments as of December 31, 2006 totaling $2,430,000 were shares of registered investment companies and common/collective trusts managed by Merrill Lynch Trust Company, trustee through December 3, 2007, as defined by the Plan. These transactions qualify as party-in-interest transactions. The Plan paid $6,907 in contract administrative fees to Princeton Retirement Group in 2007.

Subsequent to December 3, 2007, Wachovia Bank, National Association was the trustee as defined by the Plan and certain investments totaling $1,418,329 were held by the Plan at December 31, 2007 are managed by Wachovia Bank, National Association. These transactions qualify as party-in-interest transactions.

NOTE 8-SUBSEQUENT EVENT

In December 2007, Atlantic American Corporation entered into an agreement for the sale of its regional property and casualty operations, comprised of two subsidiaries, the employees of which participate in the Plan: Association Casualty Insurance Company and Association Risk Management General Agency, Inc. (collectively known as Association Casualty) and Georgia Casualty & Surety Company. The sale was completed on March 31, 2008.

                            SUPPLEMENTAL SCHEDULE

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

          SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                December 31, 2007

--------------------------------------------------------------------------------







       Identity of Issue, Borrower,             Description of                                                         Current
         Lessor, or Similar Party                 Investment                                             Cost              Value
     -------------------------------   -------------------------------------------                -----------------  ---------------
      Evergreen Investments             Evergreen Core Bond Fund, 99,017 units                            (a)          $   1,512,075

*,**  Wachovia Bank, NA                 Enhanced Stock Market Fund of Wachovia A, 7,389 units             (a)                777,037
                                        Atlantic American Stable Value Fund, 64,092 units                 (a)                641,292

*     Atlantic American Corporation     Atlantic American Corporation Common Stock Fund, 77,324 units     $766,886           644,604

      AIM Management Group, Inc.        AIM Dynamics Fund, 48,772 units                                   (a)              1,198,824

      AllianceBernstein                 AllianceBernstein Intl. Value Fund, 21,157 units                  (a)                469,902
                                        AllianceBernstein 2040 Retirement Strategy Fund - I, 377 units    (a)                  4,810
                                        AllianceBernstein 2035 Retirement Strategy Fund - I, 44 units     (a)                    549
                                        AllianceBernstein 2030 Retirement Strategy Fund - I, 436 units    (a)                  5,466
                                        AllianceBernstein 2025 Retirement Strategy Fund - I, 81 units     (a)                  1,025
                                        AllianceBernstein 2020 Retirement Strategy Fund - I, 379 units    (a)                  4,626
                                        AllianceBernstein 2015 Retirement Strategy Fund - I, 249 units    (a)                  2,998
                                        AllianceBernstein 2010 Retirement Strategy Fund - I, 156 units    (a)                  1,834

      Allianz Global Investors          Allianz NFJ Dividend Value Fund, 64,735 units                     (a)              1,077,835

      Baron                             Baron Growth Fund, 22,376 units                                   (a)              1,133,812

      Columbia                          Columbia Small Cap Value Fund, 10,489 units                       (a)                142,127
                                        Columbia Mid Cap Value Fund, 43,882 units                         (a)                644,191

      Oppenheimer                       Oppenheimer Global Opportunities Fund, 5,246 units                (a)                173,814

      T. Rowe Price                     T. Rowe Price Blue Chip Growth Fund, 48,359 units                 (a)              1,945,464





                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                                 PLAN NUMBER 001
                                   58-1027114

    SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS (HELD AT END OF YEAR) - CONTINUED

                                December 31, 2007
--------------------------------------------------------------------------------



      Fidelity                          Fidelity Puritan Fund, 90,058 units                               (a)              1,713,806

*     Various Plan Participants         Participant loans with varying maturities and interest rates
                                        ranging from 5% to 9.25%                                           -                  69,535
                                                                                                                    ----------------

      TOTAL                                                                                                         $     12,165,626
                                                                                                                    ================

* Indicates party in interest
** Common/collective trusts
(a) Participant-directed

